Exhibit 8.3

Holme Roberts & Owen LLP

DENVER
COLORADO SPRINGS
BOULDER
LONDON
MUNICH
SALT LAKE CITY
SAN FRANCISCO

May 3, 2005

UnitedGlobalCom, Inc.
4643 South Ulster Street
Suite 1300
Denver, Colorado 80237

Re:	Tax Opinion Rendered in Connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission

Ladies and Gentlemen:

     We have acted as counsel for UnitedGlobalCom, Inc. (“UGC”), a Delaware corporation, with respect to certain United States federal income tax matters in connection with the Agreement and Plan of Merger dated as of January 17, 2005 (the “Merger Agreement”) by and among UGC, Liberty Media International, Inc. (“LMI”), and Liberty Global, Inc. (“Liberty Global”). Under the Merger Agreement, a newly formed wholly owned subsidiary of Liberty Global will be merged with and into UGC (the “UGC Merger”), and a second newly formed wholly owned subsidiary of Liberty Global will be merged with and into LMI (collectively, the “Mergers”). The time at which the Mergers become effective is referred to as the “Effective Time.” Capitalized terms used and not otherwise defined in this letter are defined in the Merger Agreement.

     We are delivering this opinion in connection with the Registration Statement on Form S-4 filed by Liberty Global with the Securities and Exchange Commission (the “Commission”) on the date set forth above in connection with the Mergers (the “Registration Statement”). In particular, we are delivering this opinion in connection with the discussion (the “Tax Discussion”) set forth under the caption “Material United States Federal Income Tax Consequences of the Mergers — U.S. Federal Income Tax Consequences of the UGC Merger” in the joint proxy statement/prospectus (the “Prospectus”) included as part of the Registration Statement.

     For purposes of this opinion, we have examined and (with your permission and without any investigation or independent verification) are relying upon the Merger Agreement and the Registration Statement.

     For purposes of this opinion, we have (with your permission and without any investigation or independent verification) assumed (i) that the Merger

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May 3, 2005

Agreement (including the waiver by LMI relating to Section 5.3(g) of the Merger Agreement) sets forth and the Registration Statement describes the complete agreement of the parties with respect to the Mergers, (ii) that the Mergers will be consummated in the manner described in Merger Agreement and the Registration Statement, (iii) that the Mergers will be valid mergers under applicable state law, (iv) that the shareholders of UGC (other than persons other than LMI who own Class C Common Stock) will have no right to dissent to the UGC Merger, (v) the opinions required by section 8.3(d) of the Merger Agreement (the “Closing Opinion”) will be delivered at the closing of the Mergers, (vi) at the effective time of the Mergers, no person who receives Liberty Global stock in exchange for LMI common stock or UGC common stock in the Mergers is subject to any agreement, commitment, obligation, agreement, understanding, or arrangement, whether written or oral, to transfer shares of Liberty Global stock received in the Mergers, and (vii) no person receiving Liberty Global common stock in the Mergers is under the jurisdiction of a title 11 or similar case and will use the Liberty Global stock to satisfy indebtedness.

     In addition, we have (with your permission and without any investigation or independent verification) relied upon, and assumed the accuracy, completeness and performance, as applicable, of the following, both as of the date of this letter and as of the Effective Time: (i) the factual matters and descriptions contained in the Merger Agreement and the Registration Statement, (ii) the representations, warranties and covenants made by the parties to and set forth in the Merger Agreement, and (iii) the representations made by Liberty Global and UGC in letters delivered to us dated as of the date hereof (the “Representation Letters”). We have also assumed that any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based upon the belief of, the respective parties, are true, complete and correct without regard to such limitations, and will remain so through the Effective Time. We have also assumed that the parties to the Merger Agreement, Prospectus and the Representation Letters will act in accordance with, and will refrain from taking any action that is prohibited by, the terms and conditions thereof. If any of these assumptions is inaccurate, the opinions expressed below may be inaccurate. Finally, with your permission, we are relying upon the conclusions set forth in the Closing Opinion.

     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and public administrative

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May 3, 2005

interpretations and court decisions in effect as of the date of the Prospectus. The Code and Treasury regulations and the interpretation thereof by the Internal Revenue Service (the “IRS”) and the courts are subject to change, and any changes could be applied retroactively.

     Subject to the assumptions, conditions, limitations and qualifications described herein and in the Tax Discussion, the Tax Discussion is our opinion with respect to the United States federal income tax consequences of the UGC Merger that are expected to be material to U.S. holders and non-U.S. holders (as those terms are defined in the Tax Discussion) of UGC common stock and who exchange their common stock in the UGC Merger for Liberty Global common stock, or for cash, or for a combination of Liberty Global common stock and cash.

     Our opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above, does not represent a guarantee of any tax consequences, and has no official legal status of any kind. The IRS may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

     The opinions expressed in this letter are given as of the date set forth above. We do not undertake to advise you of matters that may come to our attention subsequent to that date and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may be relied upon only by the addressee hereof in connection with the transactions provided for by the UGC Merger. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions and may not be furnished to or filed with any governmental agency or other person or entity without the prior written consent of this firm.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under

UnitedGlobalCom, Inc.
May 3, 2005

Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Holme Roberts & Owen LLP

HOLME ROBERTS & OWEN LLP